                                                                   Exhibit 10.14

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                            STOCK PURCHASE AGREEMENT


                                      among


                        LE BONHEUR HEALTH SYSTEMS, INC.,


                         SOUTHERN HEALTH SYSTEMS, INC.,


                               NOVA HOLDINGS, INC.


                                       and


                    WELSH, CARSON, ANDERSON & STOWE VII, L.P.










                            Dated as of May 31, 1996

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                      PAGE
                                                                                                      ----
ARTICLE I.        PURCHASE OF SHS SHARES BY THE COMPANY
                  FROM LHS; ADJUSTMENT TO PURCHASE PRICE;
                  CLOSING DATE.......................................................................  2

         SECTION 1.01    Purchase and Sale of SHS Shares.............................................  2
         SECTION 1.02    Additional Agreements.......................................................  2
         SECTION 1.03    Adjustment to Purchase Price................................................  3
         SECTION 1.04    Closing Date................................................................  4

ARTICLE II.       REPRESENTATIONS AND WARRANTIES
                  OF LHS AND SHS...................................................................... 5

         SECTION 2.01    Organization, Qualification and Corporate Power; Subsidiaries................ 5
         SECTION 2.02    Authorization of Agreements, Etc............................................. 6
         SECTION 2.03    Validity..................................................................... 6
         SECTION 2.04    Capitalization; Ownership of Capital  Stock.................................. 7
         SECTION 2.05    Financial Statements........................................................  7
         SECTION 2.06    Absence of Undisclosed Liabilities..........................................  8
         SECTION 2.07    Absence of Certain Changes or Events........................................  8
         SECTION 2.08    Governmental Approvals...................................................... 10
         SECTION 2.09    Title to Properties, Absence of Liens
                         and Encumbrances............................................................ 10
         SECTION 2.10    List of Properties, Contracts and Other Data ............................... 11
         SECTION 2.11    Third-Party Payer and Supplier
                         Contracts................................................................... 12
         SECTION 2.12    Intangible Rights........................................................... 13
         SECTION 2.13    Software.................................................................... 13
         SECTION 2.14    Litigation, Etc............................................................. 14
         SECTION 2.15    Taxes....................................................................... 14
         SECTION 2.16    Governmental Authorizations and Regulations................................. 16
         SECTION 2.17    Labor Matters............................................................... 17
         SECTION 2.18    Use of Real Property........................................................ 17
         SECTION 2.19    Condition of Assets......................................................... 18
         SECTION 2.20    Accounts Receivable......................................................... 18
         SECTION 2.21    Books and Records........................................................... 18
         SECTION 2.22    Employee Benefit Plans...................................................... 18
         SECTION 2.23    Insurance................................................................... 20
         SECTION 2.24    Environmental Matters; Medical Waste........................................ 20
         SECTION 2.25    Related Party Transactions.................................................. 21
         SECTION 2.26    INTENTIONALLY OMITTED



                                                                                                      PAGE
                                                                                                      ----
         SECTION 2.27    INTENTIONALLY OMITTED
         SECTION 2.28    INTENTIONALLY OMITTED
         SECTION 2.29    Controlled Substances....................................................... 22
         SECTION 2.30    Disclosure of Certain Financial
                         Relationships............................................................... 22
         SECTION 2.31    Brokers' or Finders' Fees................................................... 22
         SECTION 2.32    Disclosure.................................................................. 22

ARTICLE III.      REPRESENTATIONS AND WARRANTIES OF THE
                           COMPANY................................................................... 23

         SECTION 3.01    Organization, Power, Etc.................................................... 23
         SECTION 3.02    Authorization of Agreements, Etc............................................ 23
         SECTION 3.03    Validity.................................................................... 23
         SECTION 3.04    Governmental Approvals...................................................... 23
         SECTION 3.05    Brokers' or Finders' Fees................................................... 23

ARTICLE IV.              COVENANTS................................................................... 23

         SECTION 4.01    Certain Covenants of LHS and
                         Acquired Group.............................................................. 23
         SECTION 4.02    Covenants of the Company...................................................  25
         SECTION 4.03    Hart-Scott-Rodino Act....................................................... 26
         SECTION 4.04    Tax Matters..................................................................26

ARTICLE V.               CONDITIONS PRECEDENT........................................................ 30

         SECTION 5.01    Conditions Precedent to the Obligations of the Company and Purchasers....... 30
         SECTION 5.02    Conditions Precedent to the Obligations of LHS ............................. 33

ARTICLE VI.       THE DIVESTMENT PLAN; THE
                           TRANSITION PLAN........................................................... 35

         SECTION 6.01    The Divestment Plan......................................................... 35
         SECTION 6.02    The Transition Agreements................................................... 37

ARTICLE VII.               INDEMNIFICATION........................................................... 37

         SECTION 7.01    Survival of Representations and War-
                         ranties..................................................................... 37
         SECTION 7.02    Tax Indemnity............................................................... 37
         SECTION 7.03    General LHS Indemnity....................................................... 39
         SECTION 7.04    Conditions of Indemnification............................................... 40
         SECTION 7.05    General Provisions Relating
                         to Indemnification...........................................................41



                                                                                                      PAGE
                                                                                                      ----
         SECTION 7.06    Exclusive Remedies.......................................................... 42
         SECTION 7.07    General Company Indemnity ...................................................42

ARTICLE VIII.              TERMINATION AND ABANDONMENT............................................... 42

         SECTION 8.01    Termination................................................................. 42
         SECTION 8.02    Procedure and Effect of Termination......................................... 43

ARTICLE IX.                MISCELLANEOUS............................................................. 43

         SECTION 9.01    Expenses, Etc............................................................... 43
         SECTION 9.02    Publicity................................................................... 44
         SECTION 9.03    Execution in Counterparts................................................... 44
         SECTION 9.04    Notices..................................................................... 44
         SECTION 9.05    Waivers..................................................................... 45
         SECTION 9.06    Amendments.................................................................. 46
         SECTION 9.07    Entire Agreement............................................................ 46
         SECTION 9.08    APPLICABLE LAW.............................................................. 46
         SECTION 9.09    Binding Effect; Benefits.................................................... 46
         SECTION 9.10    Assignability............................................................... 46



Annexes
-------
Annex I                  List of Other Shareholders
Annex III                Form of Subscription and Exchange Agreement
Annex IV                 Form of Noncompete

Schedules
---------
Schedule 1.03            Estimated Closing Balance Sheet and Explanation
Schedule 2.01(c)         Ownership and Investment Interests of SHS
Schedule 2.01(d)         Ownership and Investment Interests of NFI
Schedule 2.04(d)         Subscriptions, Options, Warrants, etc. for Shares of Capital
                         Stock of SHS and NFI
Schedule 2.05            Financial Statements
Schedule 2.06            Undisclosed Liabilities
Schedule 2.07            Certain Changes or Events
Schedule 2.08            Government Approvals
Schedule 2.09            Title to Properties; Liens and Encumbrances
Schedule 2.10            Properties, Contracts and Other Data
Schedule 2.11            Third Party Payer and Supplier Contracts
Schedule 2.12            Intangible Rights
Schedule 2.13            Software
Schedule 2.14            Litigation and Claims


Schedule 2.15            Tax Matters
Schedule 2.16            Governmental Authorizations and Regulations
Schedule 2.17            Labor Matters
Schedule 2.18            Leased Real Property
Schedule 2.22            Employee Benefit Plans
Schedule 2.23            Insurance Policies
Schedule 2.25            Related Party Transactions
Schedule 2.30            Certain Financial Relationships
Schedule 5.01(g)(1)      Opinion of McDermott, Will & Emery
Schedule 5.01(g)(2)      Opinion of Armstrong, Allen, Prewitt, Gentry, Johnston
& Holmes
Schedule 5.02(i)         Opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol
Schedule 6.01(b)         List of Option Holders
Schedule 6.01(c)         List of Unit Holders
Schedule 6.01(d)         Indebtedness to be Satisfied
Schedule 6.01(e)         Permitted Intercompany Balances
Schedule 6.01(f)         Retained Employees
Schedule 6.02            Transition Agreements


                            STOCK PURCHASE AGREEMENT


                  STOCK PURCHASE AGREEMENT, dated as of May 31, 1996, among LE BONHEUR HEALTH SYSTEMS, INC., a Tennessee nonprofit corporation ("LHS"), SOUTHERN HEALTH SYSTEMS, INC., a Tennessee corporation ("SHS"), NOVA HOLDINGS, INC., a Delaware corporation (the "Company"), and WELSH, CARSON, ANDERSON & STOWE VII, L.P., a Delaware limited partnership ("WCAS VII");

                  WHEREAS, SHS owns (i) all of the issued and outstanding capital stock of Nova Factor, Inc., a Tennessee corporation ("NFI"; SHS, NFI and each NFI Venture (as hereinafter defined) are each hereinafter sometimes referred to individually as a "member of the Acquired Group" and, collectively as the "Acquired Group"), and (ii) all of the issued and outstanding capital stock of PharmaThera, Inc., a Tennessee corporation ("PTI"), Clinicall, Inc., a Tennessee corporation ("CCI"), and HealthEffects, Inc., a Tennessee corporation ("HEI"); PTI, CCI, HEI and each Venture (as hereinafter defined) in which PTI, CCI or HEI owns an equity interest are each hereinafter sometimes referred to individually as an "Excluded Subsidiary" and collectively as the "Excluded Subsidiaries" and together with the Excluded Ventures (as hereinafter defined) as the "Excluded Group"; the Acquired Group and the Excluded Group are hereinafter sometimes referred to collectively as the "Group");

                  WHEREAS, on or prior to the Closing Date (as hereinafter defined), SHS intends to divest itself of the Excluded Group as hereinafter provided;

                  WHEREAS, LHS, together with the individuals named in Annex I hereto (the "Other Shareholders") collectively own all of the issued and outstanding capital stock of SHS;

                  WHEREAS, on or prior to the Closing Date, SHS will repurchase for cash all shares of its issued and outstanding capital stock which are owned by the Other Shareholders other than any such shares which any such Other Shareholders elect to exchange for shares of the Company on the Closing Date as provided in the Subscription Agreement (as hereinafter defined);

                  WHEREAS, LHS wishes to sell to the Company, and the Company wishes to purchase from LHS, all of the shares of capital stock of SHS owned by LHS for cash on the terms and conditions hereinafter set forth;

                  WHEREAS, WCAS VII has caused the Company to be formed and, pursuant to the Subscription and Exchange Agreement dated as of the date hereof in the form annexed as Annex III (the "Sub-scription Agreement") among the Company, WCAS VII and the other purchasers named therein (WCAS VII and such other purchasers are each hereinafter sometimes referred to individually as a "Purchaser" and collectively, as the "Purchasers") will on the Closing Date, together with the other Purchasers, subject to the terms and conditions set forth herein and therein, purchase from the Company shares of its capital stock at a price sufficient to enable the Company to purchase the shares of SHS to be sold to it by LHS as provided herein;

                  WHEREAS, WCAS VII will cause the Company to consummate the purchase of all shares of SHS owned by LHS, pursuant to this Agreement; and

                  WHEREAS, LHS, in order to induce the Company to make the purchases of the shares of SHS from LHS as provided herein, is willing to make the representations, covenants and agreements on its part contained herein and in the other agreements to be executed and delivered by it as contemplated hereby.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                 PURCHASE OF SHS SHARES BY THE COMPANY FROM LHS;
                          ADJUSTMENT TO PURCHASE PRICE;
                                  CLOSING DATE

                  SECTION 1.01 Purchase and Sale of SHS Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date, LHS agrees to sell to the Company, and the Company agrees to purchase from LHS, 10,000,000 shares of Class A Common Stock, par value $.01 per share, of SHS (the "Class A Shares") for an aggregate price of $40,000,000 (the "Purchase Price"), such price being subject to (i) decrease as provided in the last sentence of this Section 1.01 and (ii) increase or decrease as provided in
Section 1.03. As payment in full for the Class A Shares, the Company shall, against delivery of a certificate or certificates evidencing the Class A Shares from LHS registered in the Company's name, an amount equal to the aggregate purchase price for the Class A Shares by wire transfer of immediately available funds to a bank account of LHS designated in advance in writing to the Company. On the Closing Date, the Purchase Price shall be decreased by an amount equal to the product of number of shares of Class B Common Stock, par value $.01 per share, of SHS (the "Class B Shares") exchanged by the Other Shareholders on the Closing Date for shares of capital stock of the Company pursuant to the Subscription Agreement and $3.26.

                  SECTION 1.02 Additional Agreements. In addition to the transactions to occur on the Closing Date pursuant to Section 1.01, each of the agreements listed in Schedule 6.02 shall be executed and delivered by the parties thereto on the Closing Date concurrently with the consummation of such transactions.

                  SECTION 1.03 Adjustment to Purchase Price. (a) On May 22, 1996 SHS delivered to WCAS VII an estimated consolidated balance sheet of NFI and the NFI Ventures (the "NFI Group") as of the Closing Date (the "Estimated Closing Balance Sheet") which is attached as Schedule 1.03. The Estimated Closing Balance Sheet was prepared, based on good faith estimates, in accordance with generally accepted accounting principles consistently applied with those used in the preparation of the audited consolidated financial statements for the Group, the Acquired Group and the NFI Group referred to in Section 2.05, and (i) is intended to fairly present, in all material respects, the estimated consolidated balance sheet of NFI as of the Closing Date (after giving effect to the estimated amounts of the adjustments for taxes and other items attributable to the consummation of the transactions contemplated by the Divestment Plan (as defined in Section 6.01)), and (ii) includes a calculation of the estimated combined cash balances and consolidated equity of the NFI Group (without including the cash balances of any NFI Venture) at the Closing Date and after taking into account the transactions contemplated by the Divestment Plan (respectively, the "Closing Date Cash" and the "Closing Date Equity"). LHS and SHS will consult with WCAS

VII and the New York office of Ernst & Young LLP ("E&Y-NY") as to all pro forma adjustments (and will provide all such information and supporting data in connection therewith as WCAS VII or E&Y-NY may request).

                  (b) If the Estimated Closing Balance Sheet shows (i) Closing Date Cash other than $1,000,000 or (ii) Closing Date Equity other than $3,300,000, then on the Closing Date the Purchase Price, as previously decreased pursuant to Section 1.01, shall be further adjusted as and to the extent provided in the following table:



   Closing Date Equity         Cash Balance         Purchase Price Adjustment
--------------------------   ----------------  -----------------------------------

3.3 million                1 million              None

3.3 million                More than 1 million    None

3.3 million                Less than 1 million    Reduce by cash shortfall

More than 3.3 million      1 million              None

More than 3.3 million      More than 1 million    Increase by cash excess, but not more than equity excess

More than 3.3 million      Less than 1 million    Reduce by cash shortfall

Less than 3.3 million      1 million              Reduce by equity shortfall

Less than 3.3 million      More than 1 million    Reduce by equity shortfall

Less than 3.3 million      Less than 1 million    Reduce by greater shortfall


                  (c) As promptly as practicable, but in no event later than sixty (60) days after the Closing Date, the Company will cause to be prepared and delivered to LHS and WCAS VII a final balance sheet for the NFI Group as of the Closing Date (the "Final Closing Balance Sheet"). The Final Closing Balance Sheet will be audited by E&Y-Memphis and, except as indicated therein, will be prepared in accordance with generally accepted accounting principles applied consistently with those used in the preparation of the audited consolidated financial statements of the Group, the Acquired Group and the NFI Group and will
(i) fairly present, in all material respects, the actual balance sheet of the NFI Group as of the Closing Date (after giving effect to the provisions and adjustments for taxes attributable to the consummation of the transactions contemplated by the Divestment Plan), (ii) reflect any other modification, change or addition agreed to between LHS and the Company, and (iii) include a recalculation of Closing Date Cash and Closing Date Equity. The Company will consult with LHS as to all final adjustments which shall be reasonably satisfactory to LHS. The Final Closing Balance Sheet shall be accompanied by a report of E&Y-Memphis stating that the Final Closing Balance Sheet has been prepared in accordance with this Section 1.03(c) and shall be subject to Section 1.03(e).

                  (d) If the Final Closing Balance Sheet shows (y) Closing Date Cash other than as shown on the Estimated Closing Balance Sheet or (z) Closing Date Equity other than as shown on the Estimated Closing Balance Sheet, the Purchase Price shall be recalculated as provided in the table in Section 1.03(b) and any further increase or decrease in the Purchase Price, after giving effect to the adjustment provided in Section 1.03(b), shall be paid in cash by the Company to LHS, or by LHS to the Company, as the case may be. Any such cash payment shall be made by the Company or LHS, as the case may be, ten (10) days after delivery of the Final Closing Balance Sheet pursuant to paragraph (c) hereof by payment of such amount, in immediately available funds, by wire transfer to an account designated in writing by the Company or LHS, as the case may be.

                  (e) In the event of a disagreement between LHS and WCAS VII as to the amounts determined pursuant to the Final Closing Balance Sheet, LHS and WCAS VII agree that they will designate another firm of nationally recognized public accountants (other than Ernst & Young LLP and any other firm with a material relationship to any of the parties) mutually acceptable to LHS and WCAS VII to review the Final Closing Balance Sheet and the adjustments provided therein. LHS and WCAS VII further agree that the determinations of such accounting firm as to any disputed amounts shall be conclusive. The expenses of E&Y incurred in connection with the matters described in Sections 1.03(a) and
(c) above, and the expenses incurred by the accounting firm retained pursuant to this Section 1.03(e) shall be shared by LHS and the Company equally.

                  SECTION 1.04 Closing Date. The closing of the transactions described in Section 1.01 shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, effective as of 5:00 p.m., New York time, on May 31, 1996, or at such other date and time as may be mutually agreed upon among the Company and LHS (such date and time of closing being herein called the "Closing Date").

                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES
                                 OF LHS AND SHS

                  Each of LHS and SHS hereby severally and not jointly represents and warrants to the Company as follows:

                  SECTION 2.01 Organization, Qualification and Corporate Power; Subsidiaries. (a) LHS is a not for profit corporation duly incorporated and validly existing under the laws of the State of Tennessee. LHS has the corporate power and authority to own the Class A Shares and to execute, deliver and perform this Agreement and the Transition Agreements (as defined in Section 5.01(j)) to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  (b) Each of SHS and NFI is a corporation duly incorporated and validly existing under the laws of the State of Tennessee and is duly licensed or qualified as a foreign corporation and is in good standing in each other jurisdiction in which it owns or leases any real property or in which the nature of business transacted by it makes such licensing or qualification necessary. Each of SHS and NFI has the corporate power and authority to own and operate its properties and to carry on its business as currently conducted, to execute, deliver and perform this Agreement and the Transition Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  (c) Except as set forth on Schedule 2.01(c) or Schedule 2.01(d), SHS does not own any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or has any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

                  (d) Annexed hereto as Schedule 2.01(d) is a list of all NFI Ventures (each as hereinafter defined) setting forth the jurisdiction of its formation and the record and beneficial ownership of all equity interests in such entity. As used herein, the term "Venture" means any partnership, limited liability company, joint venture or other entity in which NFI or any Excluded Subsidiary owns an equity interest. For the purposes of this Agreement, an "NFI Venture" shall mean a Venture in which NFI owns an equity interest, and an "Excluded Venture" shall mean a Venture in which an Excluded Subsidiary owns an equity interest.

                  Each NFI Venture is duly organized under the laws of the jurisdiction of its formation, validly existing and in good standing under the laws of such jurisdiction. Each NFI Venture has the requisite power and authority, and the legal right, to own and operate its properties and to carry on its business as currently conducted, and to execute and deliver any of the Transition Agreements to which it may be a party and to consummate the transactions contemplated thereby. Each NFI Venture is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business, as now being conducted, makes such qualification necessary. Except as set forth in Schedule 2.01(d), neither NFI nor any NFI Venture owns any shares of any corporation or any equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or has any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

                  SECTION 2.02 Authorization of Agreements, Etc. (a) The execution and delivery by LHS and each member of the Acquired Group of this Agreement and the Transition Agreements to which it is a party, and the performance by LHS and each member of the Acquired Group of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, shareholder and other entity action required on the part of any member of the Acquired Group and will not violate any provision of law or any order of any court or other agency of government applicable to LHS or any member of the Acquired Group, the Articles of Incorporation or By-laws, or Partnership Agreement or Operating Agreement of LHS or any member of the Acquired Group, or any provision of any indenture, agreement or other instrument to which LHS or any member of the Acquired Group or any of its properties or assets is bound, or conflict with, result in a breach of, create any right of termination under or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of LHS or any member of the Acquired Group or result in any suspension, revocation, impairment, forfeiture or nonrenewal of, or any requirement to obtain, any Governmental Permit (as hereinafter defined).

                  SECTION 2.03 Validity. This Agreement has been duly executed and delivered by LHS and SHS, and, subject to due execution by the Company and the Purchasers, constitutes, and the Transition Agreements, when executed and delivered by LHS and any member of the Acquired Group as contemplated hereby, subject to the due execution by the other parties thereto (other than LHS or any member of the Acquired Group), will constitute, the legal, valid and binding obligations of LHS and any member of the Acquired Group party thereto, enforceable against them in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

                  SECTION 2.04 Capitalization; Ownership of Capital Stock.
(a) As of the date hereof, the authorized capital stock of SHS consists of 20,000,000 shares of Class A Stock, 10,000,000 shares of Class B Stock and 1,000,000 shares of preferred stock, par value $.01 per share. 10,000,000 shares of Class A Stock and 1,141,438 shares of Class B Stock have been duly and validly issued and are outstanding and fully paid and non-assessable. No such preferred stock has ever been issued.

                  (b) The Class A Shares are owned by LHS free and clear of all liens, charges, security interests or other encumbrances of any nature whatsoever ("Encumbrances"). All right, title and interest in and to the Class A Shares is being sold, assigned, transferred and delivered to the Company, and the Company will receive valid title thereto, free and clear of any and all Encumbrances.

                  (c) As of the date hereof, the authorized capital stock of NFI consists of 1,000 shares of Common Stock, par value $.01 per share, of which 100 shares (the "NFI Shares") have been duly and validly issued and are outstanding and fully paid and non-assessable. The NFI Shares are owned by SHS free and clear of all Encumbrances.

                  (d) Except as otherwise set forth in Schedule 2.04(d) hereto or as expressly contemplated by this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of SHS or NFI is authorized or outstanding, (ii) there is not any commitment of SHS or NFI to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and (iii) neither SHS nor NFI has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                  SECTION 2.05 Financial Statements. SHS and NFI have previously delivered to WCAS VII (i) audited consolidated and consolidating financial statements for the Group and for NFI and the NFI Ventures as at and for the periods ending June 30, 1995, 1994 and 1993, and (ii) unaudited consolidated and consolidating financial statements for the Group and for NFI and the NFI Ventures as of November 30, 1995 (collectively, the "Financial Statements"). The Financial Statements (i) were prepared from the books and records of the members of the Group to which they pertain and (ii) except as otherwise set forth in Schedule 2.05 present fairly the consolidated financial position of the Group and of NFI and the NFI Ventures as of the respective dates specified therein, and the income, cash flows and stockholders' equity for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis. Except as set forth in Schedule 2.05, since November 30, 1995, there has been no material adverse change in the business, operations, properties or condition (financial or other) of any member of the Acquired Group.

                  SECTION 2.06 Absence of Undisclosed Liabilities. Except as and to the extent (i) reflected in the most recent balance sheet for such member of the Acquired Group separately included in the financial statements referred to in Section 2.05 hereof, (ii) incurred by such member of the Acquired Group since the date of such balance sheet in the ordinary course of business and consistent with past practice, or (iii) set forth in Schedule
2.06 hereto, no member of the Acquired Group has any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature customarily accrued, reserved against or disclosed in a corporate balance sheet prepared in accordance with generally accepted accounting principles, including without limitation any and all tax liabilities due or to become due, whether incurred in respect of or measured by the assets, income or receipts of such member for any period prior to the close of business on November 30, 1995, or arising out of transactions entered into or any state of facts existing prior thereto or transactions contemplated by this Agreement.

                  SECTION 2.07 Absence of Certain Changes or Events. Since the date of its most recent balance sheet referred to in Section 2.05, except
(i) as otherwise set forth in Schedule 2.07 hereto, (ii) as otherwise expressly contemplated in this Agreement, or (iii) as disclosed in the materials accompanying the Estimated Balance Sheet, no member of the Acquired Group has:

                  (a) changed or amended its Articles of Incorporation or By-laws, Partnership Agreement, or Operating Agreement, as the case may be;

                  (b) borrowed any amount or incurred any material obligation or liability (absolute or contingent), that would be required to be disclosed on a balance sheet as of the date hereof prepared in accordance with generally accepted accounting principles, except current liabilities incurred, and liabilities under contracts entered into, in the ordinary course of business and consistent with past practice;

                  (c) discharged or satisfied any lien, security interest, charge or other encumbrance or incurred or paid any obligation or liability (absolute or contingent), other than current liabilities shown on such balance sheet and current liabilities incurred since that date in the ordinary course of business and consistent with past practice;

                  (d) mortgaged, pledged or subjected to any lien, security interest, charge or other encumbrance any of its assets or properties (other than Permitted Liens as defined in Section 2.09 below);

                  (e) sold, transferred, assigned, leased or otherwise disposed of any of its material assets or properties, except for fair consideration in the ordinary course of business and consistent with past practice, or acquired any assets or properties, except in the ordinary course of business and consistent with past practice;

                  (f) declared, set aside or paid any distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or authorized the creation or issuance of or issued or sold any capital stock or any securities or obligations convertible into or exchangeable therefor, or given any person any right to acquire any capital stock of such member, or agreed to take any such action;

                  (g) made any distribution (whether in cash or property or any combination thereof and whether in redemption or liquidation of an interest in such member of the Acquired Group or otherwise) to any person who or which at the time thereof was a partner or member of such member of the Acquired Group;

                  (h) made any investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchased any material property or assets;

                  (i) canceled or compromised any debt or claim other than in the ordinary course of business consistent with past practice;

                  (j) waived or released any rights of material value, including without limitation, any Intangible Rights (as defined in Section 2.10(b) below);

                  (k) transferred or granted any rights under or with respect to any Intangible Rights, or permitted any license, permit or other form of authorization relating to an Intangible Right to lapse;

                  (l) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of LHS or any member of the Group;

                  (m) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business;

                  (n) suffered any material losses, or waived any rights of substantial value, whether or not in the ordinary course of business;

                  (o) received notification of cancellation, or canceled or waived any rights which, individually or in the aggregate, are material with respect to any currently existing agreement, contract, right or understanding to which such member is a party; or

                  (p) entered into any transaction except in the ordinary course of business.

                  SECTION 2.08 Governmental Approvals. Except as set forth in
Schedule 2.08 hereto and other than pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time (the "Hart-Scott-Rodino Act"), if applicable, no order, authorization, approval, license or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over LHS or any member of the Acquired Group, is required for the execution, delivery and performance of this Agreement or any of the Transition Agreements, or the consummation of the transactions contemplated hereby and thereby, is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or any of the Transition Agreements to which LHS or any member of the Acquired Group is a party.

                  SECTION 2.09 Title to Properties, Absence of Liens and Encumbrances. No member of the Acquired Group owns any real property. Each member of the Acquired Group has (or upon consummation of the transactions to occur on the Closing Date pursuant to Section 1.01, will have) good and valid title to all its other assets and properties, in each case free and clear of all Encumbrances, other than (w) as set forth in Schedule 2.09, (x) liens for taxes not yet due or, if due, being contested in good faith by appropriate proceedings, or (y) mechanics', materialmen's, landlords' and similar statutory liens arising in the ordinary course of business or (z) liens, pledges or deposits under workers' compensation, unemployment insurance, social security or similar legislation, and all of which, in the aggregate, would not have a material adverse effect on the business, properties or condition (financial or other) of any member of the Acquired Group (a "Material Adverse Effect") (the liens described in clauses (w), (x), (y) and
(z) above, together with liens that are released at or before Closing, being referred to herein as "Permitted Liens").

                  SECTION 2.10 List of Properties, Contracts and Other Data. Annexed hereto as Schedule 2.10 is a list setting forth the following:

                  (a) a description of all leases of real or personal property to which any member of the Acquired Group is a party, either as lessee or lessor, including a description of the parties to each such lease, the property to which each such lease relates, and the rental term and monthly (or other) rents payable under each such lease;

                  (b) (i) all patents, trademarks and trade names, trademark and trade name registrations, logos, servicemark registrations, copyright registrations, all applications pending on the date hereof for patent or for trademark, trade name, servicemark or copyright registrations, and all other material proprietary rights other than such rights relating to Software (as hereinafter defined) set forth in Schedule
         2.13 hereto (collectively, "Intangible Rights") owned by any member of the Acquired Group (specifying the nature of the rights therein), and
         (ii) all licenses granted by or to any member of the Acquired Group and all other material agreements to which any member of the Acquired Group is a party that relate, in whole or in part, to any Intangible Rights mentioned in clause (i) above or to other proprietary rights material to any member of the Acquired Group, whether owned by any member of the Acquired Group or otherwise;

                  (c) all collective bargaining agreements, employment and consulting agreements, independent contractor agreements (other than such agreements entered into in the ordinary course of business and which are terminable without penalty upon not more than 30 days notice), executive compensation plans, bonus plans, deferred compensation agreements, severance obligations, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other similar plans or arrangements maintained for or providing benefits to employees of, or independent contractors or other agents for any member of the Acquired Group; and

                  (d) all contracts, including without limitation guarantees, mortgages, indentures and loan agreements, to which any member of the Acquired Group is a party, or to which any member of the Acquired Group or any of its or their respective assets or properties is subject and which are not specifically referred to in clauses (a), (b), or (c) above, provided, however, that there need not be listed in said
         Schedule 2.10 pursuant to this clause (d) any sales contracts, supply contracts with suppliers and other such contracts incurred in the ordinary course of business and consistent with past practice, other than any such contract which (i) is a contract or group of related contracts which exceeds $100,000 in amount, (ii) contains warranties by any member of the Acquired Group in excess of those customary in its business or (iii) cannot be performed in the normal course within 12 months after the Closing Date without breach or penalty.

                  True and complete copies of all documents and complete descriptions of all binding oral commitments (if any) referred to in said
Schedule 2.10 have been made available to the Company and its counsel. All material provisions of the contracts referred to in such Schedule are valid and enforceable obligations of the applicable member of the Acquired Group, and, to the knowledge of LHS and each member of the Acquired Group, as the case may be, of the other parties thereto. As used in this Agreement, "to the knowledge of LHS and each member of the Acquired Group" or any similar phrase shall mean the actual knowledge of the directors, officers and senior management employees of LHS, SHS and NFI. Except as set forth in Schedule 2.10, neither LHS nor any member of the Acquired Group has been notified of any claim that any contract referred to in such Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which, with notice or lapse of time or both, would constitute such a default.

                  SECTION 2.11 Third-Party Payer and Supplier Contracts. Except as set forth in Schedule 2.11, no member of the Acquired Group has lost any customer, third-party payer or drug supplier contract since November 30, 1995, and, to the knowledge of LHS and each member of the Acquired Group, no member of the Acquired Group is about to lose any customer, third-party payer or drug supplier in the event of a sale or change of ownership of the Acquired Group or otherwise.2.11 Third-Party Payer and Supplier Contracts. Except as set forth in
Schedule 2.11, no member of the Acquired Group has lost any customer, third-party payer or drug supplier contract since November 30, 1995, and, to the knowledge of LHS and each member of the Acquired Group, no member of the Acquired Group is about to lose any customer, third-party payer or drug supplier in the event of a sale or change of ownership of the Acquired Group or otherwise.

                  SECTION 2.12 Intangible Rights. Except as set forth in
Schedule 2.12 (i) Each member of the Acquired Group is in compliance with its material contractual obligations relating to the protection of such of the Intangible Rights used by it pursuant to licenses or other contracts, (ii) to the best knowledge of LHS and each member of the Acquired Group, each member of the Acquired Group owns or has the right to use its respective Intangible Rights to provide and sell the services provided and sold by it, and to conduct its respective business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair its ownership or right to use any such Intangible Rights, (iii) to the knowledge of LHS and each member of the Acquired Group, no claims are currently being asserted with respect to the use by any member of the Acquired Group of any of the Intangible Rights for patent, copyright or trademark infringement, and (iv) to the knowledge of LHS and each member of the Acquired Group, no person is infringing on or violating the Intangible Rights or know-how owned by any member of the Acquired Group.

                  SECTION 2.13 Software. The operating and applications computer software programs and databases used by each member of the Acquired Group in the conduct of its business (collectively, the "Software") are listed on Schedule 2.13 hereto. Except as set forth in Schedule 2.13 hereto, each member of the Acquired Group holds valid licenses to all copies of such member's Software material to its business, and no member of the Acquired Group has sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. Except as set forth in Schedule 2.13 hereto, to the knowledge of LHS and each member of the Acquired Group, none of the Software owned by any member of the Acquired Group infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person and, to the best knowledge of LHS and each member of the Acquired Group, no claim with respect to any such infringement or violation is threatened.

                  Upon consummation of the transactions contemplated by this Agreement, each member of the Acquired Group will continue to own all the Software owned by it and material to its business, free and clear of all claims, liens, encumbrances, obligations and liabilities (other than Permitted Liens) and, with respect to all agreements for the lease or license of Software which require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for each member of the Acquired Group to continue to use and operate such Software after the Closing Date, each member of the Acquired Group will have obtained such consents or taken such other actions so required except where the failure to obtain such consent would not have a Material Adverse Effect on the Acquired Group.

                  SECTION 2.14 Litigation, Etc. (a) Schedule 2.14 hereto sets forth a complete list and an accurate description of all claims, actions, suits, proceedings and investigations pending or, to the knowledge of LHS and each member of the Acquired Group, threatened, by or against any member of the Acquired Group or any of their respective properties, assets, rights or businesses. No such pending or threatened claims, actions, suits, proceedings or investigations, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) There are no actions, suits, proceedings or claims pending before or by any court, arbitrator, regulatory authority or government agency against or affecting LHS or any member of the Group that might enjoin or prevent the consummation of the transactions contemplated by this Agreement or the Transition Agreements to which LHS or any member of the Acquired Group is a party.

                  SECTION 2.15 Taxes. (a) Except as set forth in Schedule
2.15 (i) each member of the Group has duly and timely filed or caused to be filed all Tax returns, reports, estimates and information and other statements or returns (collectively, "Tax Returns"), of which the failure to file would have a Material Adverse Effect on the Acquired Group, required to be filed by or on behalf of it (and all such Tax Returns with respect to which each such member or its assets and properties may be liable or otherwise subject), pursuant to any applicable federal, state and local tax laws for all years and periods for which such Tax Returns have become due (with extensions) as of the date hereof, and (ii) all such Tax Returns (including all informational Tax Returns) were true, correct and complete in all material respects as filed and correctly reflect in all material respects the Tax or Taxes required to be paid or collected by each such member.

                  (b) For purposes of this Agreement, "Tax" and "Taxes" shall mean any net income, unincorporated business, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, gains, franchise, profits, withholding on amounts paid or received, payroll, employment, excise, severance, stamp, occupation, property, windfall profit or other taxes, or other like assessments or charges of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such taxes.

                  (c) Except as set forth in Schedule 2.15, (i) each member of the Group has paid all Taxes shown as owed by it on the Tax Returns referred to in Section 2.15(a) to the appropriate taxing authorities, or where payment of Taxes is not yet due, has established or will establish an adequate reserve on its books and records for the payment of all such Taxes with respect to all taxable periods (or portions thereof) through the Closing Date and (ii) no member of the Acquired Group has been the subject of a tax ruling (or made a request therefor) or entered into any closing agreement under Section 7121 of the Code, which ruling or closing agreement has a material adverse effect on the Taxes of any member of the Acquired Group on or after the Closing Date.

                  (d) Except as set forth in Schedule 2.15, (i) no extensions of time have been granted to any member of the Group to file any Tax Return required by applicable law to be filed by it or on its behalf on or prior to the Closing Date which have expired, or will expire, on or before the Closing Date without such Tax Return having been filed, (ii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against any member of the Group, and no federal, state or local audits or other administrative proceedings or court proceedings are pending with regard to any such Taxes, (iii) to the knowledge of LHS and SHS, there is no pending or threatened dispute or claim concerning any Taxes of any member of the Group with respect to any taxable period or portion thereof ending on or prior to the Closing Date, (iv) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by or on behalf of any member of the Group, nor are any requests for such waivers or consents pending, and (v) no federal income tax returns of any member of the Group for any year after 1991 have been examined by the Internal Revenue Service.

                  (e) Each NFI Venture that is a partnership, for all taxable periods (and any portions thereof) from its respective date of organization through the Closing Date, has been taxable as a partnership, and not as an association taxable as a corporation, for federal, state and local income Tax purposes.

                  (f) Except as set forth in Schedule 2.15, no member of the Acquired Group is a party to any tax-sharing or allocation agreement that will survive the Closing Date, nor does any member of the Acquired Group owe any amount to any entity outside the Acquired Group under any tax-sharing or allocation agreement.

                  (g) Except as set forth in Schedule 2.15, no member of the Acquired Group is a party to any agreement, contract or arrangement that would result, by reason of the consummation of any of the transactions contemplated herein, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  (h) Neither SHS nor NFI (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SHS) or (ii) has any liability for the Taxes of any person (other than any of PTI, CCI and HEI (together with NFI, the "Subsidiaries") under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

                  (i) Except as set forth in Schedule 2.15, the books and records of SHS and NFI made available for review by the Company and its representatives provide information adequate to determine: (i) the basis of NFI in each of its assets; (ii) the basis of SHS in the stock of each of the Subsidiaries immediately preceding Closing (or the amount of any "excess loss account" pursuant to applicable Treasury Regulations under Section 1502 of the
Code); (iii) the amount of any net operating loss, net capital loss, or unused investment or other credit with respect to SHS or the Subsidiaries; and (iv) the amount of any "deferred intercompany gain or loss" with respect to SHS or the Subsidiaries arising out of any "deferred intercompany transaction" pursuant to applicable Treasury Regulations under Section 1502 of the Code.

                  SECTION 2.16 Governmental Authorizations and Regulations.
(a) Except as set forth in Schedule 2.16 hereto, each member of the Acquired Group has all material governmental licenses, franchises and permits, including without limitation all licenses, franchises, permits, accreditations, certificates of need and provider or supplier agreements as may be required under Title XVIII and XIX of the Social Security Act and other applicable laws for reimbursement of services rendered or goods sold, or required under applicable federal or state laws and regulations for the conduct of its business as currently conducted (collectively, "Governmental Permits"), and

                  (b) The business of each member of the Acquired Group is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities relating to their respective properties or applicable to their respective businesses, including without limitation the terms of all Governmental Permits and federal securities laws, other than minor non-compliance that can be cured at nominal cost without adversely affecting the business of each member of the Acquired Group as it is currently conducted. Except as set forth in Schedule 2.16 hereto, no member of the Acquired Group has received any notice of any alleged violation of any of the foregoing, nor is any member of the Acquired Group aware of any basis for any such allegation.

                  (c) Except as set forth in Schedule 2.16, no member of the Acquired Group or any of their respective properties, operations or businesses is subject to any order, judgment, injunction or decree to which any such entity is a party or which names any such entity. To the knowledge of LHS and each member of the Acquired Group, no action has been taken or recommended by any governmental or regulatory official, body or authority, either to revoke, withdraw or suspend any certificate of need or any license to operate any member of the Acquired Group or to terminate or decertify any participation of any member of the Acquired Group in the Medicare, Medicaid or CHAMPUS programs, nor is there any decision not to renew any Medicare, Medicaid or CHAMPUS provider or supplier agreement related to any member of the Acquired Group.

                  SECTION 2.17 Labor Matters. (a) No collective bargaining agreement is applicable to any employees of any member of the Acquired Group. There are not any disputes between any member of the Acquired Group and any such employees that could reasonably be expected to materially adversely affect the conduct of its or their respective business or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to the knowledge of LHS or any member of the Acquired Group, threatened, relating to the business of any member of the Acquired Group. To the knowledge of LHS and each member of the Acquired Group, there are not any organizational efforts presently being made or threatened involving any of such employees. Except as set forth in Schedule 2.17 hereto, no member of the Acquired Group has received notice of any claim that any member of the Acquired Group has failed to comply with any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and other payroll or similar taxes, equal employment opportunity, employment discrimination or harassment and employment safety, or that any member of the Acquired Group is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

                  (b) There are no proceedings pending or, to the knowledge of LHS or any member of the Acquired Group, threatened before the National Labor Relations Board with respect to any employees of any member of the Acquired Group. Except as set forth in Schedule 2.17 hereto, there are no discrimination or harassment charges (relating to sex, age, religion, race, national origin, ethnicity, handicap or veteran status) pending before any federal or state agency or authority against any member of the Acquired Group.

                  SECTION 2.18 Use of Real Property. The leased real properties listed in Schedule 2.18 hereto are used and operated by each member of the Acquired Group in material compliance and conformity with all applicable leases. To the knowledge of LHS and each member of the Acquired Group, the ownership, use and operation by each member of the Acquired Group of its real estate or other assets do not violate, in any material respect, any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to such ownership, use or operation.

                  SECTION 2.19 Condition of Assets. All items of tangible personal property, fixtures and equipment comprising the respective assets of each member of the Acquired Group and necessary to the conduct of their respective businesses are in a good state of repair (ordinary wear and tear excepted) and operating condition, in all material respects.

                  SECTION 2.20 Accounts Receivable. Except as set forth in
Schedule 2.05, the accounts receivable reflected in the most recent balance sheet for each member of the Acquired Group separately included in the financial statements referred to in Section 2.05 hereof, and all accounts receivable arising between November 30, 1995 and the date hereof, arose from bona fide transactions in the ordinary course of business. Except as set forth in Schedule 2.05, the accounts receivable reflected on such balance sheet of each member of the Acquired Group, have been recorded and reserved against in accordance with generally accepted accounting principles consistently applied and consistent with past practice. Except as set forth in Schedule 2.09, no such account receivable has been assigned or pledged to any other person, firm or corporation or, to the knowledge of the Partnership, is subject to any right of set-off. Except as set forth in Schedule 2.05, to the knowledge of LHS and SHS adequate provision has been made in the Financial Statements for collection losses, contractual discounts and other adjustments from third party payers. Except as set forth on Schedule 2.26, no member of the Acquired Group has claimed or received reimbursements from the Medicare program, the Medicaid program or any other third-party payer in excess of the amounts permitted by law, except as and to the extent that such liability for such overpayment has already been disclosed in Schedule 2.16, satisfied or for which adequate provision has been made in the Financial Statements.

                  SECTION 2.21 Books and Records. The corporate minute books and stock record books of SHS and NFI (i) accurately reflect all material actions taken at all meetings of the stockholders and Board of Directors of SHS and NFI, and each committee (if any) of such Board of Directors, and (ii) properly and accurately record the issuance and transfer of all shares of capital stock of SHS and NFI.

                  SECTION 2.22 Employee Benefit Plans. (a) Schedule 2.22 attached hereto lists each employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") maintained by any member of the Acquired Group which contributes or is required to contribute (a "Plan"). Each member of the Acquired Group has complied and currently is in compliance in all material respects, both as to form and operation, with the applicable provisions of ERISA and the Code with respect to each of the Plans.

                  (b) With respect to each of the Plans which is intended to qualify under Section 401(a) of the Code, the relevant member of the Acquired Group has received favorable and unrevoked determination letters from the Internal Revenue Service to the effect that such Plan does so qualify and that the related trust is exempt from taxation pursuant to Section 501(a) of the Code.

                  (c) No member of the Acquired Group has at any time maintained, adopted, or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multiemployer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

                  (d) Except as set forth on Schedule 2.22 hereto, and notwithstanding anything else set forth herein, no member of the Acquired Group has incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law, which has not been satisfied in full on a timely basis, and no event has occurred, and there exists no condition or set of circumstances which could reasonably be anticipated to result in the imposition of any material liability under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to any of the Plans.

                  (e) No Plan, other than a Plan which is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides benefits, including without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of any member of the Acquired Group beyond their retirement or other termination of service with any member of the Acquired Group (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of the relevant member or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

                  (f) Except as set forth on Schedule 2.22, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of any member of the Acquired Group to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (g) As a result of the transactions contemplated hereby, no portion of any amount paid or payable by any member of the Acquired Group to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of such member or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual", constitutes an "excess parachute payment" within the meaning of
Section 280G(b) of the Code (without regard to subsection (b)(4) thereof) and the regulations promulgated thereunder.

                  (h) Each member of the Acquired Group has provided to the Company true and complete copies of the following for each Plan: (i) the Plan;
(ii) summary plan description of the Plan; (iii) the trust agreement, insurance policy or other instrument relating to the funding of the Plan; (iv) the two most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the Internal Revenue Service or United States Department of Labor with respect to the Plan; (v) the most recent audited financial statement for the Plan; (vi) the most recent actuarial report of the Plan; (vii) the policy of fiduciary liability insurance (and agreements related thereto) maintained in connection with the Plan; and (viii) the most recent determination letter issued by the Internal Revenue Service with respect to the Plan that is intended to qualify under Section 401(a) of the Code.

                  SECTION 2.23 Insurance. All policies of fire, liability (including product liability), workers' compensation, malpractice and professional liability and other forms of insurance providing insurance coverage to or for each member of the Acquired Group are listed in Schedule 2.23 hereto and (i) each member of the Acquired Group is a named insured under such policies, (ii) all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or accrued for, and (iii) no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect and will remain in full force and effect to and including the Closing Date. All such policies are underwritten by the insurers listed in Schedule 2.23 hereto, are sufficient for all applicable requirements of law.

                  SECTION 2.24 Environmental Matters; Medical Waste. (a) For the purposes of this Section 2.24, the following terms shall have the following meanings:

                  "Environmental Law" means any current federal, state or local statute, law, ordinance, rule or regulation of the United States and any other jurisdiction within the United States now effective and any order, to which any member of the Acquired Group is a party or is otherwise directly bound of the United States or other jurisdiction within the United States now effective relating to: (i) pollution or protection of the environment, including natural resources; or (ii) exposure of persons, including employees, to Hazardous Substances;

                  "Hazardous Substances" means any substance, whether liquid, solid or gas (i) listed, identified or designated as hazardous or toxic under any Environmental Law, (ii) which, applying criteria specified in any Environmental Law, is hazardous or toxic, or (iii) the use or disposal of which is regulated under Environmental Law.

                  (b) No Hazardous Substances have been, or have been threatened to be, discharged, released or emitted into the air, water, surface water, ground water, land surface or subsurface strata or transported to or from the property of any member of the Acquired Group except in compliance in all material respects with Environmental Law and except for incidental release of Hazardous Substances in amounts or concentrations which would not reasonably be expected to give rise to any claims or liabilities against any member of the Acquired Group under any Environmental

Law.

                  (c) No member of the Acquired Group has received any written notification from a governmental agency that there is any violation of any Environmental Law with respect to the business and properties of any member of the Acquired Group and no member of the Acquired Group has received any written notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

                  (d) No member of the Acquired Group is in violation of or, to the knowledge of LHS and each member of the Acquired Group, the subject of, any investigation, inquiry or enforcement action by any governmental authority under the Medical Waste Tracking Act, 42 U.S.C. ss. 6992 et seq., or any applicable state or local governmental statute, ordinance or regulation dealing with the disposal of medical wastes ("Medical Waste Laws"). The members of the Acquired Group have obtained and are in compliance with any permits related to medical waste disposal required by the Medical Waste Laws, and have taken reasonable steps to determine, and have determined, that all disposal of medical waste by them have been in compliance with the Medical Waste Laws.

                  SECTION 2.25 Related Party Transactions. Except as set forth in Schedule 2.25 hereto, there are no existing arrangements or proposed transactions (other than (a) any transactions contemplated by the Transition Agreements (as hereinafter defined) (b) relating to such person's employment or (c) entered into on an arms' length basis in the ordinary course of business) between any member of the Acquired Group and (i) any member of the Excluded Group, (ii) any officer or director of LHS or any of its subsidiaries (including without limitation any member of the Group) or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a "Related Party"), (iii) any business (corporate or otherwise) which a Related Party owns, directly or indirectly, or in which a Related Party has an ownership interest, or (iv) between any Related Party and any business (corporate or otherwise) with which any member of the Acquired Group regularly does business.

                  SECTION 2.26  INTENTIONALLY OMITTED

                  SECTION 2.27  INTENTIONALLY OMITTED

                  SECTION 2.28  INTENTIONALLY OMITTED

                  SECTION 2.29 Controlled Substances. Each member of the Acquired Group and their respective partners, members, officers and directors, and persons who provide professional services under agreements with any members of the Acquired Group have not, in connection with their activities directly or indirectly related to any members of the Acquired Group and in their professional capacities only, as applicable, engaged in any activities which are prohibited under the federal Controlled Substances Act, 21 U.S.C. ss. 801 et. seq. or the regulations promulgated pursuant to such statute or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

                  SECTION 2.30 Disclosure of Certain Financial Relationships.
Schedule 2.30 lists all material financial relationships (whether or not memorialized in a writing) that any member of the Acquired Group has had with a person known by such member of the Acquired Group to be a physician or an immediate family member of a physician since January 1, 1993. For purposes of this Section 2.30, the term "financial relationship" has the meaning set forth in 42 USC ss. 1395nn.

                  SECTION 2.31 Brokers' or Finders' Fees. Except for the financial advisory services provided to LHS, SHS and/or NFI by Equitable Securities Corporation, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by LHS and SHS directly with the Company and WCAS VII, without the intervention of any person on behalf of either LHS or SHS in such manner as to give rise to any claim by any person against the Company or WCAS VII for a finder's fee, brokerage commission or similar payment and all fees shall be satisfied by LHS on the Closing Date as provided in Section 9.01 hereof.

                  SECTION 2.32 Disclosure. To the knowledge of LHS and each member of the Acquired Group, no information appearing in this Agreement and the Schedules pertaining to LHS, SHS and the Acquired Group attached hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the information contained herein or therein not misleading in any respect.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to LHS as follows:

                  SECTION 3.01 Organization, Power, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to execute and deliver this Agreement and the Transition Agreements to which it is a party, to perform its obligations hereunder and thereunder.

                  SECTION 3.02 Authorization of Agreements, Etc. (a) the Company has duly approved this Agreement and all the Transition Agreements to which the Company is to be a party, and has duly authorized the execution and delivery of this Agreement and the Transition Agreements to which the Company is to be a party, and the consummation of the transactions contemplated hereby and thereby. Neither the execution and delivery by the Company of this Agreement or the Transition Agreements to which the Company is to be a party, nor the consummation of the transactions contemplated hereby and thereby, will violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of the Company, or any judgment, award or decree or any indenture, agreement or other instrument to which the Company is a party, or by which it or any of its properties or assets is bound or affected, or result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

                  SECTION 3.03 Validity. This Agreement has been duly executed and delivered by the Company, and, subject to due execution by the other parties thereto, constitutes, and the Transition Agreements to which the Company is a party, when executed and delivered by the Company as contemplated hereby, subject to due execution by the other parties thereto, will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting creditors' rights generally and limitations on the availability of equitable remedies.

                  SECTION 3.04 Governmental Approvals. No order, authorization, approval or consent from, or filing with, any federal or state governmental or public body or other authority having jurisdiction over the Company is required to be made or obtained by the Company for the execution, delivery and performance of this Agreement or is necessary in order to ensure the legality, validity, binding effect or enforceability of this Agreement or the Transition Agreements to which the Company is a party.

                  SECTION 3.05 Brokers' or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with the Purchasers, LHS and SHS without the intervention of any person on behalf of the Company in such manner as to give rise to any claim by any person against the Purchasers, LHS or SHS for a finder's fee, brokerage commission or similar payment.

                                    ARTICLE IV.

                                    COVENANTS

                  SECTION 4.01 Certain Covenants of LHS and Acquired Group.
(a) Except for actions taken in connection with the Divestment Plan and the Transition Agreements, and except for asset and liability transfers consistent with minimizing adjustments to the Purchase Price pursuant to
Section 1.03(b) and (d), during the period from the date of this Agreement to the Closing Date, LHS and SHS will cause each member of the Acquired Group to
(x) conduct its business and operations according to its ordinary course of business consistent with past practice, including without limitation the maintenance of inventory levels, the collection of third party accounts receivable and the payment of third party accounts payable, (y) use its best reasonable efforts to preserve its relationships with employees, customers and suppliers, and (z) continue to provide its services to customers. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date LHS and SHS will not permit any member of the Acquired Group to do any of the things listed in paragraphs (a) through
(p) of Section 2.07, except as otherwise contemplated by this Agreement.

                  (b) Between the date hereof and the Closing Date, LHS and SHS shall provide reasonable access during normal business hours to the representatives of the Company, WCAS VII and their counsel and accountants to the financial, accounting and legal records of each member of the Acquired Group, and, with the prior express consent of Mr. David Stevens, to key employees of each member of the Acquired Group designated by WCAS VII, and, in connection therewith, shall permit their respective representatives to visit the premises of each member of the Acquired Group. Such activities shall be performed, so far as is reasonably possible, in such a manner as to avoid disruption of normal operations.

                  (c) Unless otherwise contemplated by this Agreement, between the date hereof and the Closing Date, LHS and SHS will not permit any member of the Acquired Group to enter into any transaction, make any agreement or commitment, or take any action, which they know would result in any of the representations, warranties or covenants of LHS and SHS contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event or action.

                  SECTION 4.02 Covenants of the Company. (a) Between the date hereof and until the consummation of the transaction contemplated by Section 1.01, the Company shall not enter into any transaction, make any agreement or commitment, or take or omit to take any action, which they know would result in any of the representations or warranties of the Company contained in this Agreement not being true and correct in all material respects at and as of the time immediately after the occurrence of such transaction, event, action or omission.

                  (b) The Company hereby covenants and agrees that it will cause LHS to be named as an additional insured under Company's policies of malpractice, professional liability and comprehensive and general liability insurance applicable to the business of NFI and the NFI Ventures, commencing as of the Closing Date and continuing through the maximum applicable indemnification periods described in Article VII hereof; and Company will annually furnish LHS a certificate of such coverage.

                  (c) For a period of seven years after the Closing, Company shall not, and shall not permit SHS, NFI or any of the NFI Ventures to, amend, repeal or modify any provision in SHS's or NFI's or any of the NFI Ventures' certificate of incorporation or bylaws or partnership agreements, as the case may be, relating to the exculpation or indemnification of former officers and directors in any manner which would reduce the protection provided thereby (unless required by law), and Company shall cause SHS and NFI to maintain director and officer liability insurance providing coverage to the individuals who were officers and directors of SHS or NFI prior to the Closing Date comparable to the policy or policies maintained by SHS or NFI immediately prior to the Closing; provided that SHS and NFI shall be required to maintain or obtain such coverage only in such amounts as shall be available for an annual premium cost equal to 150% of the last annual premium paid by or on behalf of SHS and NFI prior to the Closing Date.

                  SECTION 4.03 Hart-Scott-Rodino Act. If applicable, each of the parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its reasonable best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings pursuant thereto that may be necessary, proper or advisable.

                  SECTION 4.04 Tax Matters. (a) Transfer Taxes. Any Tennessee transfer taxes incurred by LHS in connection with the sale of the capital stock of SHS to the Company pursuant to this Agreement shall be borne by LHS. LHS shall prepare and file, at its own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

                  (b) Tax Returns. (i) LHS shall prepare (or cause to be prepared) and the Acquired Group shall timely file for all taxable periods ending on or before the close of the Closing Date (a "Pre-Closing Period") all Tax Returns required to be filed after the Closing Date by or on behalf of the Acquired Group (the "Pre-Closing Period Tax Returns"). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with the Acquired Group's past tax accounting principles and practices.

                  (ii) The Company shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Closing Date (a "Straddle Period"), all Tax Returns required to be filed after the Closing Date by any member of the Acquired Group. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Closing Date shall be referred to as the "Pre-Closing Straddle Period" and the portion of the Straddle Period beginning after the Closing Date shall be referred to as the "Post-Closing Straddle Period". Any such Taxes for a Straddle Period with respect to a member of the Acquired Group shall be apportioned to the Pre-Closing Straddle Period based on the actual operations of such member during the portion of such period ending on and including the Closing Date, determined as though such member's books closed at the close of the Closing Date. The cost and expenses of preparing any Tax Return for a Straddle Period shall be borne by the Company.

                  (iii) All Tax Returns referred to in Sections 4.04(b)(i) shall be subject to review and approval by the Company, and all Tax Returns referred to in Section 4.04(b)(ii) which affect the liability of LHS or the Excluded Group for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by LHS, in each case prior to filing, and such approval shall not be unreasonably withheld by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the "Preparing Party") shall present such Tax Return to the other party (the "Reviewing Party") no less than fifty (50) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall deliver a letter to the Preparing Party stating whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the "Big Six" public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party's proposed exceptions been grant-ed, it shall assess the Reviewing Party with 75% of its fees and expenses. The independent tax consultant's decision shall be final and binding upon, and non-appealable by, the parties.

                  (c) Tax Payments. LHS shall pay all Taxes with respect to all Tax Returns described in Section 4.04(b) attributable to Pre-Closing Periods or apportioned to Pre-Closing Straddle Periods pursuant to Section 4.04(b)(ii) ten
(10) days prior to the respective due dates (excluding extensions or waivers thereof) for such Taxes or, if later, when the respective Tax Returns reporting such Taxes are filed, other than (x) any Taxes payable (the "Excluded Taxes") as the result of any (i) events occurring on the Closing Date, but after the Closing, outside of the ordinary course of business, (ii) election made (or deemed made) under Section 338 of the Code or any comparable provision of state or local law as a result of a qualified stock purchase of SHS or NFI by the Company, (iii) any increase in Taxes resulting from SHS or NFI (or any other entities controlled by SHS or NFI after the Closing) amending any Pre-Closing Tax Returns without the prior written permission of LHS, and (iv) Direct Taxes of NFI or the NFI Ventures and (y) Taxes which were previously paid through estimated Tax payments. The term "Direct Taxes" shall mean all Taxes imposed on NFI or the NFI Ventures and attributable solely to the items of income, gain, loss, deduction and credit realized by NFI or the NFI Ventures, and the business operations, activities and assets of NFI or the NFI Ventures, in each case determined on a stand alone basis as if NFI were not a member of the SHS consolidated group or otherwise affiliated with any member of the Group. In no event shall the term "Direct Taxes" include any liability of NFI for Taxes of SHS or any member of the Excluded Group pursuant to Treasury Regulations Section 1.1502-6 (or any successor provision), any similar provisions of state or local law, as a transferee or successor, by contract or otherwise. The parties acknowledge that any amounts shown on SHS's Estimated and Final Closing Balance Sheets as a tax provision or receivable, advance or similar item from LHS represent LHS's obligation with respect to Taxes under this Section 4.04(c) and are neither an obligation which LHS shall be required to pay to SHS nor an asset SHS shall be entitled to receive from LHS other than pursuant to Sections 4.04 and 7.02 hereof.

                  (d) Refunds. The Company agrees to, and shall cause SHS and NFI to, cooperate in obtaining any refunds of Taxes (other than any Excluded Taxes) for Pre-Closing Tax Returns and the Pre-Closing Straddle Periods and to promptly remit to LHS any such refunds received by the Company, SHS or NFI, net of any

Taxes incurred by the Company, SHS or NFI. Any reasonable out-of-pocket costs or expenses incurred by the Company, SHS or NFI in obtaining such refunds shall be borne by LHS. In no event shall LHS be entitled to file an amended return or otherwise make a claim for refund (or have such an amended return filed or such claim made on its behalf) without the prior approval of the Company (which approval shall not be unreasonably withheld) to the extent that such action would increase the Tax liability of the Company or any member of the Acquired Group for any taxable period or portion thereof following the Closing Date.

                  (e) Tax Characterization. Any payments made pursuant to (i) this Section 4.04, (ii) the indemnity provisions of Article VII or (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the purchase price paid by the Company for the Class A Shares for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of the Acquired Group.

                  (f) Post-Closing Audits and Other Proceedings. (i) LHS, on the one hand, and Company on the other hand, each agrees, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant to Section 7.2), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Group and the Excluded Group as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

                  (ii) LHS, on the one hand, and the Company, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes for any Pre-Closing Period or any Pre-Closing Straddle Period. LHS and the Company shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving SHS or the Acquired Group for such periods and each may participate at its own expense; provided, however, that LHS shall have the right to control the conduct of any such audits or proceedings to the extent such audits or proceedings relate to a proposed adjustment that could adversely affect the liability of LHS or the Excluded Group for Taxes pursuant to this Agreement or otherwise. The Company also may, at its own expense, be present in any such audit or proceeding and, if LHS does not assume the defense of any such audit or proceeding, the Company may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving thirty (30) days' prior written notice to LHS setting forth the terms and conditions of settlement, provided that LHS has not objected within fifteen (15) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in and audit or proceeding (otherwise controlled by LHS) for which the Company or any member of the Acquired Group would be liable and not entitled to indemnification hereunder, the Company shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of LHS or the Excluded Group for Taxes pursuant to this Agreement or otherwise, on the one hand, and the liability of the Company or any member of the Acquired Group for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) LHS and the Company each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by LHS and the Company. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

                  (g) Miscellaneous Tax Issues. Notwithstanding any other provision of this Agreement (i) the determination of the values placed on PTI, HEI, CCI and any other assets transferred in connection with the Divestment Plan shall be determined for Tax purposes solely by LHS and (ii) all Tax deductions in respect of the repurchase by SHS of the shares of SHS Class B Stock, cancellation of the Options and redemption of the Phantom Units, all pursuant to the Divestment Plan, shall be claimed by SHS. In the event that any portion of such deductions referred to in the immediately preceding clause (ii) are reallocated to NFI pursuant to an adjustment by a Tax authority, the Company shall pay to LHS the amount of any Tax benefit actually realized by the Company or by the Acquired Group as a result of such reallocation at the time such benefit is actually realized, but in no event shall the Company be obligated to pay an aggregate amount pursuant to this sentence in excess of the Purchase Price reduction pursuant to Section 1.03 hereof attributable to the provision for Taxes made in the Final Closing Date Balance Sheet.

                  Solely at the option of LHS, SHS shall make an election under
Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and any similar provision of state or local law, with respect to the acquisition of PTI by LHS, provided, however, that SHS shall be obligated to make such election only if LHS arranges, at LHS' sole expense, for the Tax Return on which the election is made to be signed as preparer by an accounting firm of national reputation and such firm confirms that such election should not result in the imposition of penalties upon a subsequent disallowance of such 338(h)(10) election by a Tax authority. Such 338(h)(10) election shall be treated for all purposes of this Agreement as part of the Divestment Plan.


                                    ARTICLE V.
                              CONDITIONS PRECEDENT

                  SECTION 5.01 Conditions Precedent to the Obligations of the Company5.01 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of the Company, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. Except to the extent altered by the Divestment Plan and the Transition Agreements, the representations and warranties of LHS and SHS contained in this Agreement, or in any certificate or document delivered to the Company pursuant hereto or thereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date except as to items which are specific as to time, and LHS and SHS shall each have so certified to the Company in writing.

                  (b) Compliance with Covenants. LHS and SHS shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by them at or prior to the Closing Date (including, without limitation, the pre-Closing portions of the transactions contemplated by the Divestment Plan and the Transition Agreements), and LHS and SHS shall have so certified to the Company in writing.

                  (c) No Material Adverse Change. Except to the extent altered by the Divestment Plan and the Transition Agreements and except for the transfer of assets and liabilities intended to minimize adjustments to the Purchase Price pursuant to Sections 1.03(b) and (d), on the Closing Date there shall not have been any material adverse change since November 30, 1995, (i) in the financial condition or results of operations of the business of any member of the Acquired Group or (ii) in the capacity of any member of the Acquired Group to conduct such business in a manner consistent with past practice, and LHS and SHS shall have certified to such effect to the Company and the Purchasers in writing.

                  (d) Estimated Balance Sheet; Minimum Financial Requirements. The Estimated Balance Sheet shall have been delivered to the Company and WCAS VII.

                  (e) Outstanding Indebtedness. Except for an indebtedness in the principal amount of $4,250,000 to Methodist Health Systems, Inc. which shall be satisfied out of the proceeds of the sale of the Class A stock on the Closing Date, no member of the Acquired Group shall have any existing indebtedness for borrowed money to any party outside the Acquired Group or any liability under any guaranty of any indebtedness of any party outside the Acquired Group, provided, however, that NFI may have indebtedness for borrowed money to First Tennessee Bank National Association in an amount not to exceed $7,200,000 under a Promissory Note, Loan Agreement, Security Agreement and other related loan documents dated as of November 30, 1994, as amended.

                  (f) All Proceedings To Be Satisfactory. All proceedings to be taken by LHS and each member of the Acquired Group in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and its counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, and the Company, and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (g) Opinions of Counsel for LHS, SHS and NFI. The Company shall have received the opinions of McDermott, Will & Emery, counsel to LHS, and Armstrong, Allen, Prewitt, Gentry, Johnston & Holmes, counsel to SHS and NFI, addressed to the Company and dated the Closing Date, satisfactory in form and substance to the Company and its counsel substantially in the forms attached as Schedules 5.01(g)(1) and (2) hereto.

                  (h) Consents and Approvals. All authorizations, consents, waivers and approvals required to be obtained by the Acquired Group without which the Acquired Group would not be able to conduct its business after the Closing Date in substantially the same manner as theretofore conducted shall have been duly obtained and shall be in form and substance reasonably satisfactory to counsel, provided however, that neither LHS nor any member of the Group shall be required to obtain any authorization, consent, waiver or approval from any partner in any NFI Venture unless such partner has such a right under its partnership agreement upon a change of control.

                  (i) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party or by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages or which would, if adversely decided, cause a Material Adverse Effect.

                  (j) Transition Agreements. Each of the agreements listed in
Schedule 6.02 (collectively the "Transition Agreements") shall have been duly executed and delivered by all parties thereto other than the Company.

                  (k) Antitrust Improvements Act. The waiting period under the Hart-Scott-Rodino Act, if applicable, shall have expired or been terminated.

                  (l) Supporting Documents. On or prior to the Closing Date, the Company and its counsel shall have received copies of the following supporting documents:

                  (i) (1) the charter documents of LHS, SHS and NFI, certified as of a recent date by the Secretary of State of the State of Tennessee; and (2) a certificate of the Secretary of State or other appropriate official of the State of Tennessee as to the due incorporation and existence of such corporation, and listing all documents on file with said official;

                  (ii) a certificate of the Secretary or an Assistant Secretary of LHS, SHS and NFI, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Charter and By-laws of such corporation as in effect on the date of such certification; (2) that the Charter of such corporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of such corporation, authorizing the execution, delivery and performance of this Agreement and the Transition Agreements to which such corporation is a party and the consummation of the transactions contemplated hereby and thereby; and (4) as to the incumbency and specimen signature of each officer of such corporation executing this Agreement, any Additional Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of said corporation as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

                  (iii) such additional supporting documents and other information with respect to the operations and affairs of any member of the Acquired Group as the Company or its counsel may reasonably request.

                  All such documents shall be reasonably satisfactory in form and substance to the Company and its counsel.

                  SECTION 5.02 Conditions Precedent to the Obligations of LHS. The obligation of LHS to consummate the transactions contemplated by this Agreement on the Closing Date are subject, at the option of LHS, to the satisfaction at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in this Agreement or in any certificate or document delivered to LHS pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date except for items which are specific as to time and the Company shall have so certified to LHS in writing.

                  (b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Company shall have so certified to LHS and SHS in writing.

                  (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted or threatened by any private party by any governmental department, agency or authority, in either case seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby or seeking damages which would, if adversely decided, cause a Material Adverse Effect.

                  (d) Transition Agreements. Each of the Transition Agreements shall have been duly executed and delivered by the Company and the Purchasers party thereto.

                  (e) Antitrust Improvements Act. The waiting period under the Hart-Scott-Rodino Act, if applicable, shall have expired or been terminated.

                  (f) Supporting Documents. On or prior to the Closing Date, LHS and its counsel shall have received copies of the following supporting documents:

                  (i) (1) the charter documents of the Company certified as of a recent date by the Secretary of State of the State of Delaware; and (2) a certificate of the Secretary of State or other appropriate official of the State of Delaware as to the due incorporation and good standing of the Company, and listing all documents on file with said official;

                  (ii) a certificate of the Secretary or an Assistant Secretary of the Company, dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Certificate of Incorporation and By-laws of the Company as in effect on the date of such certification; (2) that the Certificate of Incorporation of the Company has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to clause (i)(2) above; (3) that attached thereto is a true and complete copy of the resolutions adopted by the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and the Transition Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby; and (4) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, any Additional Agreement, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this paragraph (ii); and

                  (iii) such additional supporting documents and other information with respect to the operation and affairs and capitalization of Company as LHS or its counsel may reasonably request.

                  All such documents shall be reasonably satisfactory in form and substance to LHS and its counsel.

                  (g) Disposition of PTI, HEI and CCI. SHS shall have disposed of its entire interest in PTI, HEI and CCI and each Venture in which any of them owns an equity interest.

                  (h) No Breach. Neither WCAS VII nor the Company shall have asserted any breach by LHS of any representation or warranty contained in this Agreement or any document delivered pursuant to this Agreement or any failure by LHS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by LHS hereunder.

                  (i) All Proceedings To Be Satisfactory. All proceedings to be taken by Company, WCAS VII and each member of the Group in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to LHS and its counsel, McDermott, Will & Emery, and LHS and said counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  (j) Opinion of Counsel For Company and WCAS VII. LHS shall have received the opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to WCAS VII and Company, addressed to LHS and dated the Closing Date, satisfactory in form and substance to LHS and its counsel substantially in the form attached as Schedule 5.02(i) hereto.


                                  ARTICLE VI.

                              THE DIVESTMENT PLAN;
                               THE TRANSITION PLAN

                  SECTION 6.01 The Divestment Plan. On or prior to the Closing Date, LHS and SHS shall take or cause the following actions to be taken (herein collectively referred to as the "Divestment Plan"):

                  (a) Redemption of Certain SHS Shares. SHS shall redeem all of the shares of Class B Stock owned by the Other Shareholders who do not elect to exchange such shares pursuant to the Subscription Agreement. Such redemption shall be effected against delivery to SHS of the certificates evidencing the shares so tendered, duly endorsed in blank.

                  (b) Cancellation of Class B Stock Options. Set forth on
Schedule 6.01(b) is a list of the holders (the "Option Holders") of all outstanding Class B Stock options (the "Options") issued pursuant to the SHS Amended and Restated Class B Common Stock Option Plan and the SHS Class B Common Stock Option Plan. SHS shall cause all Option Holders to tender to SHS for cancellation, the number of Options set forth opposite the name of such Option Holder in Schedule 6.01(b) hereto under the heading "Number of Options." Such tender shall be effected by delivery to SHS of the executed option agreement evidencing the Options so tendered. Payments to all Option Holders pursuant to this Section 6.01(b) shall be made after withholding for or on account of taxes and such other deductions as may be required under applicable federal, state and local law.

                  (c) Redemption of Growth Plan Participants. Set forth on
Schedule 6.01(c), is a list of the holders (the "Unit Holders") of all outstanding phantom units of Class B Stock (the "Phantom Units") granted pursuant to the SHS Growth Plan. SHS shall liquidate the Phantom Units by paying to each Unit Holder the amount set forth opposite such Unit Holder's name in
Schedule 6.01(c) hereto under the heading "Liquidation Price," and each Unit Holder shall in return execute and deliver to SHS a certificate, in a form reasonably acceptable to SHS, acknowledging such payment to the Unit Holder and the termination of the Unit Holder's rights in and to such Phantom Units. Payments to all Unit Holders pursuant to this Section 6.01(c) shall be made after withholding for or on account of taxes and such other deductions as may be required under applicable federal, state and local law.

                  (d) Satisfaction of Certain Indebtedness. The respective member or members of the Group shall satisfy any and all indebtedness for borrowed money existing under the notes, loan agreements, security instruments and other loan documents set forth on Schedule 6.01(d), and shall obtain, from the respective creditors, the release and discharge of any security interests granted therein.

                  (e) Elimination of Intercompany Balances. With the exception of those amounts set forth in Schedule 6.01(e) or owed under the Transition Agreements described in Schedule 6.02, all intercompany balances (i) owed by or to any member of the Acquired Group, on the one hand, and LHS and any member of the Excluded Group, on the other hand, or
(ii) owed by and between members of the Acquired Group, shall be repaid, extinguished or contributed to capital.

                  (f) Divestiture of the Excluded Group. SHS shall have disposed of any and all of SHS's ownership interest in and to the capital stock of, or other equity interests in, each member of the Excluded Group, without the assumption, retention or incurrence by any member of the Acquired Group of any liabilities or indemnification obligations in connection therewith other than those described in Schedule 6.01(f) hereof. An agreement substantially in the form of Annex IV attached hereto shall have been executed and delivered by the parties thereto.

                  SECTION 6.02 The Transition Agreements. In order to facilitate that immediately following the Closing Date the Acquired Group will be able to continue to conduct its business and operations according to its ordinary course of business consistent with past practice, on or prior to the Closing Date LHS and SHS shall cause the various members of the Acquired Group and the Excluded Group to take the requisite actions and enter into the various agreements (the "Transition Agreements") set forth on Schedule 6.02.

                                  ARTICLE VII.

                                 INDEMNIFICATION

                  SECTION 7.01 Survival of Representations and Warranties. The representations and warranties made by LHS in this Agreement or pursuant hereto or in any certificate delivered pursuant hereto SHALL NOT SURVIVE the Closing Date, except for its representations and warranties contained in
Section 2.01(a), Sections 2.02(a) and 2.03 to the extent they pertain to LHS, and Section 2.04(b), which shall survive for the statute of limitations applicable thereto. Simultaneously with the Closing of the transactions contemplated herein, WCAS VII and the Company, on behalf of themselves, the Acquired Group, the shareholders of the Company and their respective successors and assigns, agree they shall be deemed to have waived and released any and all claims any of them might have asserted pursuant to this Agreement or in connection with the transactions contemplated hereby, whether before or after the Closing, based on facts or circumstances either (i) constituting a breach of any such representation or warranty, except as provided in Sections 7.02, 7.03 and 7.06 or (ii) previously disclosed to the Company.

                  SECTION 7.02 Tax Indemnity. (a) LHS agrees to and shall indemnify and hold harmless the Company and each member of the Acquired Group (collectively the "Indemnitees"), from and against any and all Taxes (other than Excluded Taxes) (i) imposed on or incurred by LHS, any member of the Acquired Group or any member of the Excluded Group for any taxable year or taxable period ending on or prior to the close of the Closing Date (including any short periods up to and including the close of the Closing Date and any Pre-Closing Straddle Period), (ii) imposed on or incurred by LHS, or any member of the Excluded Group, the Company, or any member of the Acquired Group arising out of the consummation of the Divestment Plan and (with the exception of transfer Taxes incurred by the Company other than as provided in
Section 4.04(a)) the purchase contemplated hereby, (iii) imposed on or incurred by the Company, SHS or NFI with respect to (x) any item of deferred income or gain recognized at any time on or following the Closing Date pursuant to Treasury Regulations Sections 1.1502-13 and 1.1502-13T (or any successor provisions) and any similar provisions of state or local law, to the extent attributable to any "intercompany transactions" between or among any members of the Excluded Group and SHS or NFI occurring on or prior to the Closing Date, or (y) the recognition of income or gain in respect of any "excess loss account" in the shares of stock of NFI at any time on or following the Closing Date pursuant to Treasury Regulations Section 1.1502-19 (or any successor provision) and any similar provisions of state or local law, but not in excess of an amount equal to the "excess loss account" in the shares of stock of NFI immediately following the Closing, and (iv) reasonable attorneys' fees and expenses with respect to contesting any of the indemnified Taxes referred to in clauses (i), (ii) and (iii) above incurred by the Company, any member of the Acquired Group or WCAS VII, as well as any applicable interest, penalty or additional charge with respect to such Taxes.

                  (b) LHS shall not be required to indemnify the Indemnitees in respect of any Tax until there occurs a Final Determination (as defined below) of the liability of the Indemnitees for the Tax (and any interest, penalties and additions to the Tax) asserted to be payable as a result of any proposed adjustment, unless LHS elects not to contest or defend against the proposed adjustment of the Tax. A "Final Determination" shall mean (i) a decision, judgment decree or other order by any court of competent jurisdiction, which decision judgment, or decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeal has expired, (ii) a closing agreement entered into under Section 7121 of the Internal Revenue Code, or any other settlement agreement entered into in connection with an administrative or judicial proceeding with the consent of LHS, or (iii) the expiration of the time for instituting a claim for refund, or if such claim was filed, the expiration of the time for instituting a suit with respect thereto. If LHS elects to protest a proposed adjustment by paying the Tax claimed or to make a deposit in the nature of a cash bond with respect to any proposed adjustment (a "Tax Deposit"), the Indemnitees shall, upon the receipt of such Tax Deposit from LHS, promptly remit such Tax Deposit to the tax authority or court, as requested by LHS, and properly designate the nature of such amount. Any interest expense which is stopped as a result of such Tax Deposit shall be for the account of LHS. If the Indemnitees subsequently receive a refund, in whole or in part, of the Tax Deposit or interest, penalties, or additions to Tax paid with funds advanced by LHS, the Indemnitees shall within thirty (30) days of such receipt pay to LHS the amount of such refund, plus the amount of any additional interest received thereon. Within thirty (30) days after a Final Determination of, or the election of LHS not to contest or defend against, the liability of the Indemnitees for which LHS is required to make an indemnity payment hereunder LHS shall pay the Indemnitees any excess of such full amount due over any advances or Tax Deposits previously made by LHS (net of any prior return to LHS of such advances or Tax Deposits) pursuant to this indemnity and any other payments previously made by LHS with respect to such Taxes. The Company shall cooperate fully with LHS in obtaining any refund or return of any Tax Deposits previously made by LHS where so requested by LHS. In the event that any Tax Deposit made by LHS has been applied to any Taxes payable by the Company or a member of the Acquired Group which are not subject to indemnification under this Section 7.02, the Company shall pay to LHS an amount equal to the portion of the Tax Deposit so applied, together with any applicable interest savings actually realized by the Company or a member of the Acquired Group as a result of such application of the Tax Deposit, within thirty (30) days following the day on which such Taxes would have otherwise been paid, but for the application of such Tax Deposit, by the Company or the member of the Acquired Group, as the case may be.

                  (c) If, as a result of a governmental audit or examination or adjustment, an item of income is accelerated into a Pre-Closing Straddle Period or an earlier period from a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or deferred from a Pre-Closing Straddle Period or earlier period into a Post-Closing Straddle Period or later period, such shift in taxable periods shall not give rise to an indemnifiable claim by WCAS VII, Company or any member of the Acquired Group. If, as a result of a governmental audit or examination or adjustment, an item of income is deferred from a Pre-Closing Straddle Period or earlier period to a Post-Closing Straddle Period or later period, or an item of deduction or credit is disallowed or accelerated from a Post-Closing Straddle Period or later period into a Pre-Closing Straddle Period or earlier period, the Company shall be entitled to file an amended Tax Return or otherwise claim a refund or credit, and retain all such amounts for its own account, in respect of any reduction in Taxes in such Pre-Closing Straddle Period or earlier period to the extent attributable to such shift in Tax items.

                  (d) Anything in this Agreement to the contrary notwithstanding, the provisions of Section 4.04 and this Section 7.02 shall survive until the expiration of the applicable Tax statute of limitation period (including any extensions thereof) for the Taxes referred to herein, and any Taxes subject to indemnification under this Section 7.02 shall not be subject to the provisions of Sections 7.03 and 7.04 hereof.

                  SECTION 7.03 General LHS Indemnity. Subject to the terms and conditions of this Article VII, LHS agrees to and will indemnify, defend and hold the Company and each member of the Acquired Group harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation interest, penalties and reasonable attorneys' fees and expenses (hereinafter collectively called "Damages"), asserted against, resulting to, imposed upon or incurred by the Company, WCAS VII and/or any member of the Acquired Group, resulting from or arising out of (i) a breach of the representations and warranties made by LHS in Section 2.01(a), Sections
2.02(a) and 2.03 to the extent that they pertain to LHS, and Section 2.04(b),
(ii) the management or operation by SHS of the business of, or the furnishing of services by LHS or SHS to, any member of the Excluded Group, (iii) SHS's capacity as a shareholder of any member of the Excluded Group, and (iv) the Divestment Plan or any actions or transactions taken in connection therewith
(or the failure to take any action contemplated thereby), except (A) the actions under Sections 6.01(a), (b) and (c) with the SHS employees who will continue to be employed by SHS or another member of the Acquired Group on or after the Closing Date, (B) the retention of indebtedness and security interests by any member of the Acquired Group to the extent contemplated by this Agreement and (C) liabilities (other than liabilities for Taxes which are subject to indemnification under Section 7.02) accruing under the Divestment Plan to any member of the Acquired Group (other than liabilities incurred by SHS or NFI with respect to members of the Excluded Group). In no event shall LHS be obligated hereunder for the inaccuracy of pro-forma financial information or the failure of projected financial information to come true.

                  SECTION 7.04 Conditions of Indemnification. The obligations and liabilities of LHS (herein sometimes called the "indemnifying party"), to the Company and each member of the Acquired Group (herein sometimes collectively called the "party to be indemnified") under Section 7.03 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) within 20 days after receipt of notice of (i) commencement of any action or (ii) the assertion of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading (provided that failure so to notify the indemnifying party of the assertion of a claim within such period shall not affect its indemnity obligation hereunder except as and to the extent that such failure shall adversely affect the defense of such claim), and the identifying party shall have the right to undertake the defense thereof by representatives of its own choosing who shall be reasonably satisfactory to the indemnified party;

                  (b) in the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party, with the consent of the indemnified party, to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

                  (c) anything in this Section 7.04 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indem-nified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to compromise or settle such claim, but (ii) the indemnified party shall not, without the prior written consent of the indemnifying party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnifying party a release from all liability in respect of such claim; and

                  (d) in connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.

                  SECTION 7.05  General Provisions Relating to Indemnification.

                  (a) The party entitled to indemnification shall take all reasonable steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance, federal or state income tax deductions or credits arising from the indemnifiable event (to the extent that any savings from such deduction or credit is actually realized) or net proceeds of actions against third parties by Company or any member of the Acquired Group based on pre-Closing Date facts; such indemnified party agrees to timely notify the insurance carrier and diligently prosecute claims against the insurance carrier without regard to the possibility of indemnification hereunder.

                  (b) Neither Company, nor any member of the Acquired Group shall make any claim against LHS for indemnification to the extent that the basis thereof has resulted in a purchase price adjustment pursuant to Section
1.03 hereof, nor shall any of them make any claim against LHS for indemnification of any item incurred by an NFI Venture until such Venture has exhausted its remedies against its other partners.

                  (c) No claim may be made against LHS for indemnification for any individual claim unless such claim, or group of related claims, exceeds $1,000.

                  SECTION 7.06 Exclusive Remedies. The rights of the parties under Article I, and Section 4.04 and the indemnification rights provided in this Article VII shall be the exclusive remedy of the Parties pursuant to this Agreement with respect to any dispute arising out of or related to this Agreement, except for (a) the right to seek specific performance of any of the agreements contained herein, (b) any case where one party has defrauded the other, and (c) any remedies available under applicable federal and state securities statutes.

                  SECTION 7.07 General Company Indemnity. Subject to the terms and conditions of this Article VII, the Company agrees to and will indemnify, defend and hold LHS and each member of the Excluded Group harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by LHS and/or any member of the Excluded Group, resulting from or arising out of
(i) a breach of the representations, warranties or covenants made by the Company in this Agreement or any document delivered by or for it pursuant to this Agreement or (ii) any claim by any third party which should not have been made because of Section 7.01 hereof.


                               ARTICLE VIII.VIII.

                           TERMINATION AND ABANDONMENT

                  SECTION 8.01 Termination8.01 Termination. This Agreement may be terminated at any time prior to the closing on the Closing Date:

                  (a)      by the mutual consent of the Company and LHS; or

                  (b) by either the Company or LHS if the Closing Date shall not have occurred on or before June 14, 1996 or such later date as may be agreed upon by them; provided, however, that the right to terminate this Agreement under this clause (b) shall not be available to any party (a "Defaulting Party") whose failure (or whose affiliate's or affiliates' failure) to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date.

No such termination shall affect the liability hereunder of any Defaulting
Party.

                  SECTION 8.02 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 8.01 above, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided in this
Agreement:

                  (a) the parties hereto will promptly redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) no party shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as provided in Section 8.01 above or Section 9.01.

                                   ARTICLE IX.

                                  MISCELLANEOUS

                  SECTION 9.01 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, none of the parties hereto shall have any obligation to pay any of the fees and expenses of any other party incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts , except as hereinafter provided or as otherwise provided in Section 1.03(e). If such transactions are consummated, then the Company shall pay the fees and expenses of (i) Reboul, MacMurray, Hewitt, Maynard & Kristol for its legal services to the Company and the Purchasers, (ii) Epstein, Becker & Green, P.C. for its legal services to the Company and the Purchasers, and (iii) subject to the provisions of Section 1.03(e), E&Y for its accounting and other related services to the Company and the Purchasers. LHS will pay the fees and expenses of (i) Equitable Securities Corporation for its financial advisory services to LHS, SHS and/or NFI, (ii) McDermott, Will & Emery for its legal services to LHS. NFI will pay the fees and expenses of McDermott, Will & Emery and Armstrong, Allen, Prewitt, Gentry, Johnston & Holmes for its legal services to the Group, to the extent that any such fees and expenses which have not been paid on May 31, 1996 are accrued on the Closing Balance Sheet. LHS will indemnify the Company, each Purchaser and, to the extent the transactions contemplated by this Agreement are consummated, each member of the Acquired Group and hold each of them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between LHS, SHS or NFI and any third party. The Company and WCAS VII will indemnify LHS and SHS and hold each of them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between the Company or any Purchaser and any third party.

                  SECTION 9.02 Publicity. The parties hereto agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Each party shall furnish to the other drafts of all such press releases or announcements prior to their release. In the case of any press release or communication proposed to be made (i) by LHS or any of its subsidiaries or affiliates (including without limitation any member of the Group) relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of WCAS VII shall be obtained with respect to the timing and contents thereof, or (ii) by the Company or WCAS VII relating to the transactions contemplated by this Agreement, the prior consent (which shall not be unreasonably withheld) of LHS shall be obtained with respect to the timing and contents thereof. Nothing contained herein shall prevent any party from at any time furnishing any information required by any governmental authority.

                  SECTION 9.03 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.04 Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by registered or certified mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier service or
(iv) sent via facsimile confirmed in writing to the recipient, in each case as follows:

         If to LHS, to:

                                    850 Poplar Avenue
                                    Memphis, Tennessee  38105
                                    Facsimile No.:  (901) 572-5994

                                    Attention:  Mr. Eugene K. Cashman, Jr.

         with a copy to:

                                    McDermott, Will & Emery
                                    227 West Monroe Street
                                    Chicago, Illinois  60606-5096
                                    Facsimile No.:  (312) 372-2097

                                    Attention:  Alan J. Olson, Esq.

         If to SHS, to:

                                    1620 Century Center Parkway, Ste. 109
                                    Memphis, Tennessee  38134

                                    Facsimile No.:  (901) 385-3776

                                    Attention:  Mr. David D. Stevens

         with a copy to:

                                    Armstrong, Allen, Prewitt, Gentry,
                                       Johnston & Holmes
                                    Brinkley Plaza
                                    80 Monroe Avenue, Suite 700
                                    Memphis, Tennessee  38103-2467
                                    Facsimile No.:  (901) 524-4936

                                    Attention:  Thomas W. Bell, Jr., Esq.

                                    and to:

                                    Alan J. Olson, Esq.
                                    at his Chicago address

         If to any Purchaser, to its address appearing in Annex I hereto, with a copy to:

                                    Reboul, MacMurray, Hewitt,
                                      Maynard & Kristol
                                    45 Rockefeller Plaza
                                    New York, New York 10111
                                    Facsimile No.:  (212) 841-5725

                                    Attention:  William J. Hewitt, Esq.

or such other address or addresses as any party shall have designated by notice in writing to the other parties. All notices shall be deemed to have been or made when delivered by hand or courier or when sent by facsimile, or, if mailed, five business days after being so mailed.

                  SECTION 9.05 Waivers. Either LHS or WCAS VII may, by written notice to the other, and without the consent of any other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence and in

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Section 7.01, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                  SECTION 9.06 Amendments. This Agreement may be amended, without the consent of any other party, only by an instrument in writing signed by WCAS VII, the Company and LHS.

                  SECTION 9.07 Entire Agreement. This Agreement, its Exhibits, Schedules and Annexes, the other agreements referred to in Section
5.01 and the documents and agreements executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof other than paragraph 10 of the letter dated December 20, 1995, among WCAS VII, LHS and NFI, which shall continue to apply only in so far as it relates to full-time officers or managers of LHS.

                  SECTION 9.08 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUSIVE OF THE CONFLICTS OF LAWS PROVISIONS THEREOF.

                  SECTION 9.09 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.10 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.




                                    NOVA HOLDINGS, INC.


                                    By: /s/ Nova Holdings, Inc.
                                       --------------------------------
                                       Title:




                                    LE BONHEUR HEALTH SYSTEMS, INC.


                                    By: /s/ Le Bonheur Health Systems, Inc.
                                       --------------------------------
                                       Title:




                                    SOUTHERN HEALTH SYSTEMS, INC.


                                    By: /s/ Southern Health Systems, Inc.
                                       ----------------------------------
                                       Title:




                                    WELSH CARSON, ANDERSON &
                                    STOWE VII, L.P.
                                    By WCAS VII Partners, L.P.,
                                    General Partner


                                    By: /s/ WCAS VII Partners, L.P.
                                       --------------------------------